Exhibit 99.1

FOR RELEASE: Thursday, January 24, 2013 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2012
AND APPROVAL OF STOCK REPURCHASE PROGRAM

Shreveport, Louisiana – January 24, 2013 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended December 31, 2012 of $881,000, an increase of $201,000 compared to net income of $680,000 reported for the three months ended December 31, 2011. The Company’s basic and diluted earnings per share were $0.36 and $0.35, respectively, for the quarter ended December 31, 2012, compared to basic and diluted earnings per share of $0.24 and $0.23, respectively, for the quarter ended December 31, 2011.

The Company reported net income of $1.8 million for the six months ended December 31, 2012, compared to $1.5 million for the six months ended December 31, 2011. The Company’s basic and diluted earnings per share were $0.73 and $0.71, respectively, for the six months ended December 31, 2012, compared to $0.52 and $0.51, respectively, for the six months ended December 31, 2011.

The increase in net income for the three months ended December 31, 2012, resulted primarily from a $215,000, or 8.8%, increase in net interest income, a $217,000, or 30.9%, increase in non-interest income, and a $72,000, or 38.3%, decrease in the provision for loan losses, partially offset by an increase of $180,000, or 9.2%, in non-interest expense and a $123,000, or 38.8%, increase in income tax expense. The increase in net interest income for the three months ended December 31, 2012, was due to an increase of $73,000, or 2.3%, in total interest income primarily as a result of an increase in volume of interest-earning assets, and a decrease of $142,000, or 18.0%, in aggregate interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.84% for the three months ended December 31, 2012, compared to 3.69% for the prior year period. The Company’s net interest margin was 4.13% for the three months ended December 31, 2012, compared to 4.09% for the quarter ended December 31, 2011. The increase in average interest rate spread and net interest margin on a comparative quarterly basis was primarily the result of a higher average volume of interest earnings assets and a decrease of 43 basis points in average rate paid on interest-bearing liabilities for the quarter ended December 31, 2012 compared to the prior year quarterly period.

The increase in net income for the six months ended December 31, 2012, resulted primarily from a $785,000, or 17.4%, increase in net interest income, a $206,000, or 12.5%, increase in non-interest income, and a $47,000, or 17.2%, decrease in the provision for loan losses, partially offset by an increase of $389,000, or 10.2%, in non-interest expense and a $312,000, or 52.3%, increase in income tax expense. Similar to the increase for the quarter ended December 31, 2012, the increase in net interest income for the six month period was primarily due to an increase in total interest income as a result of an increase in the volume of interest-earning assets and a decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The Company’s average interest rate spread was 3.80% for the six months ended December 31, 2012, compared to 3.47% for the six months ended December 31, 2011. The Company’s net interest margin was 4.10% for the six months ended December 31, 2012, compared to 3.90% for the six months ended December 31, 2011.  The increase in net interest margin and average interest rate spread is attributable primarily to the implementation of the Company’s strategy to enhance our core earnings by increasing commercial loan volume and related income in conjunction with decreasing costs associated with deposits and advances from the Federal Home Loan Bank.

The following table sets forth the Company’s average balance and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the three and six months ended December 31, 2012 and 2011.

	For the Three Months Ended December 31,
	2012		2011
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Investment securities	$60,208	3.02%	$81,196	3.53%
Loans receivable	194,620	5.84	151,798	6.61
Interest-earning deposits	2,303	0.32	5,533	0.22
Total interest-earning assets	$257,131	5.13%	$238,527	5.41%

Interest-bearing liabilities:
Savings accounts	$6,679	0.29%	$6,075	1.45%
NOW accounts	18,950	0.83	16,901	0.50
Money market accounts	37,732	0.43	37,380	0.57
Certificates of deposit	107,090	1.77	94,821	2.25
Total interest-bearing deposits	170,451	1.31	155,177	1.62
FHLB advances	29,584	1.22	28,211	2.27
Total interest-bearing liabilities	$200,035	1.29%	$183,388	1.72%

	For the Six Months Ended December 31,
	2012		2011
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Investment securities	$62,976	3.01%	$79,547	3.32%
Loans receivable	189,624	6.00	143,194	6.66
Interest-earning deposits	5,701	0.28	8,883	0.18
Total interest-earning assets	$258,301	5.14%	$231,624	5.27%

Interest-bearing liabilities:
Savings accounts	$6,736	0.28%	$6,544	0.89%
NOW accounts	18,691	0.81	15,854	0.67
Money market accounts	41,278	0.47	35,787	0.65
Certificates of deposit	107,316	1.81	91,869	2.29
Total interest-bearing deposits	174,021	1.32	150,054	1.66
FHLB advances	26,375	1.45	26,241	2.57
Total interest-bearing liabilities	$200,396	1.34%	$176,295	1.80%

The $217,000 increase in non-interest income for the quarter ended December 31, 2012, compared to the prior year quarterly period was primarily due to increases of $156,000 and $69,000 in gain on sale of loans and gain on sale of securities, respectively, partially offset by decreases of $4,000 in both income from bank owned life insurance and other non-interest income. The $206,000 increase in non-interest income for the six months ended December 31, 2012, compared to the prior year period was primarily due to increases of $245,000 and $11,000, respectively, in gain on loans held for sale and other non-interest income, partially offset by decreases of $39,000 and $11,000, respectively, in gain on sale of securities and income from bank owned life insurance. The Company sells most of its fixed rate mortgage loan originations other than those loans selected for portfolio. The increase in non-interest expense for the quarter and six months ended December 31, 2012 compared to 2011 was primarily due to increases in compensation and benefits expense of $142,000 and $338,000, respectively, due in part to increasing loan volume and related commissions to commercial and residential loan officers as well as increases of $14,000 and $24,000, respectively, in occupancy and equipment expense, $9,000 and $21,000, respectively, in data processing costs, and $34,000 and $45,000, respectively, in legal expenses. Additions to the provision for loan losses during the quarter and six months ended December 31, 2012, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

At December 31, 2012, the Company reported total assets of $272.5 million, a decrease of $23.7 million, or 8.0%, compared to total assets of $296.2 million at June 30, 2012. The decrease in assets was comprised primarily of decreases in investment securities of $9.1 million, or 13.1%, from $69.8 million at June 30, 2012, to $60.7 million at December 31, 2012, loans held-for-sale of $2.8 million, or 24.9%, from $11.2 million at June 30, 2012 to $8.4 million at December 31, 2012, and a decrease in cash and cash equivalents of $29.4 million, or 84.3%, from $34.9 million at June 30, 2012 to $5.5 million at December 31, 2012, partially offset by an increase in net loans receivable of $17.0 million, or 10.1% from $168.3 million at June 30, 2012 to $185.3 million at December 31, 2012. The decrease in cash and cash equivalents was due to a non-recurring deposit in the quarter ended June 30, 2012 which had a balance of approximately $31.7 million at June 30, 2012. The deposit was short-term in nature and was fully withdrawn during the quarter ended September 30, 2012. The decrease in investment securities was due to sales and principal repayments during the six months ended December 31, 2012. The decrease in loans held-for-sale primarily reflects a decrease at December 31, 2012 in receivables from financial institutions purchasing the Company’s loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Six Months Ended December 31,
	2012	2011	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$93,841	$79,570	17.94%
Commercial — real estate secured (owner occupied and non-owner occupied)	8,766	4,445	97.21%
Multi-family residential	6,484	4,751	36.48%
Commercial business	3,145	8,045	(60.90)%
Land	2,603	1,225	112.49%
Construction	16,539	18,395	(10.09)%
Home equity loans and lines of credit and other consumer	1,960	3,950	(50.38)%
Total loan originations	$133,338	$120,381	10.76%
Loans sold	$64,311	$55,363	16.16%

Included in the $16.5 million of construction loan originations for the six months ended December 31, 2012 are approximately $14.5 million of one- to four-family residential construction loans and $2.0 million of commercial and multi-family construction loans, each of which are primarily located in the Company’s market area.

Total liabilities decreased $19.0 million, or 7.7%, from $246.3 million at June 30, 2012 to $227.3 million at December 31, 2012, primarily due to a decrease in total deposits of $25.3 million, or 11.4%, to $196.2 million at December 31, 2012, compared to $221.4 million at June 30, 2012. The decrease in deposits was primarily due to the withdrawal during the quarter of the non-recurring deposit discussed above which had a balance of approximately $31.7 million at June 30, 2012. During the latter part of fiscal 2012, the Company utilized brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds, but has not acquired any new brokered certificates of deposit in 2013.  The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. At both December 31, 2012 and June 30, 2012, the Company had $10.4 million in brokered deposits. Advances from the Federal Home Loan Bank of Dallas increased $6.8 million, or 28.9%, to $30.2 million at December 31, 2012, from $23.5 million at June 30, 2012.  At December 31, 2012, the Company had $378,000 of non-performing assets compared to $14,000 of non-performing assets at June 30, 2012, consisting of one single-family residential loan and two non-performing lines of credit at December 31, 2012, compared to one non-performing single family residential loan at June 30, 2012.

Shareholders’ equity decreased $4.6 million, or 9.3%, to $45.2 million at December 31, 2012, from $49.9 million at June 30, 2012.  The primary reasons for the decrease in shareholders’ equity from June 30, 2012, were the acquisition of treasury stock of $6.6 million, dividends paid of $339,000 and a decrease in the Company’s accumulated other comprehensive income of $351,000. These decreases in shareholders’ equity were partially offset by net income of $1.8 million for the six months ended December 31, 2012, proceeds from the issuance of common stock from the exercise of stock options of $597,000 and the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $191,000.

The Company announced today that its Board of Directors approved the commencement of the Company’s third stock repurchase program. The new repurchase program provides for the repurchase of up to 120,000 shares, or approximately 5.0% of the Company’s outstanding common stock, from time to time, in open market or privately negotiated transactions.  The Company repurchased 239,904 shares of its common stock during the quarter ended December 31, 2012 at an average price per share of $17.62. As of December 31, 2012, there were a total of 33,736 shares remaining for repurchase under the second program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	December 31,	June 30,
	2012	2012
ASSETS	(Unaudited)

Cash and cash equivalents	$5,475	$34,863
Securities available for sale at fair value	59,038	68,426
Securities held to maturity (fair value December 31, 2012: $1,633; June 30, 2012: $1,381)	1,633	1,381
Loans held-for-sale	8,377	11,157
Loans receivable, net of allowance for loan losses (December 31, 2012: $1,925; June 30, 2012: $1,698)	185,264	168,263
Other assets	12,713	12,093

Total assets	$272,500	$296,183

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$196,158	$221,436
Advances from the Federal Home Loan Bank of Dallas	30,243	23,469
Other liabilities	853	1,390

Total liabilities	227,254	246,295

Shareholders’ equity	45,246	49,888

Total liabilities and shareholders’ equity	$272,500	$296,183

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Interest income
Loans, including fees	$2,843	$2,507	$5,684	$4,769
Investment securities	7	16	14	80
Mortgage-backed securities	447	700	932	1,242
Other interest-earning assets	2	3	8	8
Total interest income	3,299	3,226	6,638	6,099
Interest expense
Deposits	557	628	1,150	1,249
Federal Home Loan Bank borrowings	87	161	187	337
Other bank borrowings	3	--	3	--
Total interest expense	647	789	1,340	1,586
Net interest income	2,652	2,437	5,298	4,513
Provision for loan losses	116	188	227	274
Net interest income after provision for loan losses	2,536	2,249	5,071	4,239

Non-interest income
Gain on sale of loans	654	498	1,336	1,091
Gain on sale of securities	120	51	215	254
Income on Bank Owned Life Insurance	48	52	97	108
Other income	97	101	203	192

Total non-interest income	919	702	1,851	1,645

Non-interest expense
Compensation and benefits	1,347	1,205	2,664	2,326
Occupancy and equipment	187	173	393	369
Data processing	99	90	187	166
Audit and examination fees	58	65	106	115
Franchise and bank shares tax	57	49	141	144
Advertising	60	76	120	136
Legal fees	159	125	247	202
Loan and collection	21	26	61	57
Deposit insurance premium	32	28	63	53
Other expenses	114	117	213	238

Total non-interest expense	2,134	1,954	4,195	3,806

Income before income taxes	1,321	997	2,727	2,078
Provision for income tax expense	440	317	908	596

NET INCOME	$881	$680	$1,819	$1,482

EARNINGS PER SHARE
Basic	$0.36	$0.24	$0.73	$0.52
Diluted	$0.35	$0.23	$0.71	$0.51

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.84%	3.69%	3.80%	3.47%
Net interest margin	4.13%	4.09%	4.10%	3.90%
Return on average assets	1.29%	1.08%	1.33%	1.20%
Return on average equity	7.52%	5.32%	7.58%	5.84%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.14%	0.08%	0.14%	0.08%
Allowance for loan losses as a percent of non-performing loans	509.26%	549.75%	509.26%	549.75%
Allowance for loan losses as a percent of total loans receivable	1.03%	0.79%	1.03%	0.79%

Per Share Data:
Shares outstanding at period end	2,556,829	3,051,881	2,556,829	3,051,881
Weighted average shares outstanding:
Basic	2,420,591	2,865,535	2,507,336	2,862,055
Diluted	2,488,430	2,898,943	2,575,130	2,892,774
Tangible book value at period end	$17.70	$17.14	$17.70	$17.14
____________
(1)      Ratios for the three month periods are annualized.
(2)      Asset quality ratios are end of period ratios.

CONTACT:	Daniel R. Herndon Chief Executive Officer James R. Barlow President and Chief Operating Officer (318) 222-1145